Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

J. Cameron Drecoll, CEO

630-637-0315

Cam.Drecoll@broadwindenergy.com

Broadwind Energy Expands Executive Team

Adds Corporate Office Depth in Legal, Human Resources, and Finance

Naperville, Ill. (September 8, 2008) – Broadwind Energy, Inc. (OTC Bulletin Board: BWEN) announced an expansion of its corporate management team, including the addition of a General Counsel, Senior Vice President of Human Resources, Corporate Controller and Director of Compliance.

Broadwind named J.D. Rubin as vice president and general counsel. Rubin was previously with Chicago-based Barack Ferrazzano Kirschbaum & Nagelberg LLP, where he specialized in corporate and securities law. Rubin earned his undergraduate degree from the University of Wisconsin-Madison and his law degree from Northwestern University.

Bob Paxton joins the Company as senior vice president of human resources. A veteran human resources executive with Fortune 500 and publicly traded company experience, Paxton was most recently vice president of global human resources for leading consumer brand Whirlpool Corporation.  While at Whirlpool, Paxton held several human resources leadership positions at locations worldwide and led the human resources integration effort related to Whirlpool’s acquisition of Maytag Corporation. Paxton earned his undergraduate degree from Ohio University and holds an MBA from the University of Houston-Victoria.

Ken Myszkowski, C.P.A., joins Broadwind as corporate controller following more than 20 years of experience in the finance and accounting industry with several Fortune

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500 companies. He has served in key positions in accounting, public reporting, financial analysis, budgeting and forecasting, as well as treasury, tax and risk management. Most recently, Myszkowski was the Controller at Epcor USA, which is the U.S. headquarters for Epcor Power, LP, a publicly traded company on the Toronto Stock Exchange. Myszkowski, earned his bachelor’s degree from the University of Illinois and his MBA at the University of Chicago.

Broadwind also named Kevin Johnson, C.P.A., as director of compliance with responsibility for establishing, maintaining and improving business practices and processes across Broadwind’s platform of companies. Johnson has devoted his career to building, managing and strengthening audit, accounting, and finance departments for a number of public companies. Johnson was previously vice president of internal auditing for RR Donnelley & Sons Company, a publicly traded global printing company. Johnson earned his bachelor’s degree from Purdue University.

“These four additions to our management team significantly enhance our leadership depth and capabilities and bring critical expertise and horsepower to help us integrate and expand the diverse companies within the Broadwind platform,” said J. Cameron Drecoll, Broadwind CEO. “Our efforts to build a world-class company depend on our ability to attract top talent, and we believe these individuals fit that mold.”

The recent additions round out other moves aimed at strengthening Broadwind’s management team. In March 2008, Broadwind elevated wind power veterans Lars Moller to executive vice president and chief operating officer, and Matt Gadow to executive vice president and chief financial officer. The Company also relocated its corporate headquarters to Naperville, Ill., in suburban Chicago, which the Company views as a strategic advantage in attracting customers and talented employees.

About Broadwind Energy, Inc.

Broadwind Energy, Inc. (OTC Bulletin Board: BWEN), Naperville, Ill., owns, supports and strategically positions companies that manufacture, install and maintain components for energy and infrastructure-related industries with a primary emphasis on the wind energy sector. The company’s operational platforms include wind tower manufacturing; heavy steel fabrication; wind facility construction, operation and

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maintenance; precision gear manufacturing; and specialized transportation services. Its platform companies currently include Badger Transport, Inc., a specialty heavy hauler in Clintonville, Wis.; Brad Foote Gear Works, Inc., a precision gearing systems manufacturer in Cicero, Ill.; Energy Maintenance Service (EMS), a wind energy operation and maintenance service provider in Gary, S.D.; R.B.A., Inc., a heavy steel fabricator in Manitowoc, Wis.; and Tower Tech Systems, Inc., a wind tower and monopile manufacturer in Manitowoc. Broadwind and its platform companies employ close to 1,000 people across the United States. For more information, visit http://broadwindenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward- looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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